EXHIBIT 99.1
For Immediate Release
QUALMARK CORPORATION ANNOUNCES RESOLUTION TO DELIST AND DEREGISTER
(April 23, 2008) — Denver, Colorado — QualMark Corporation (OTCBB: QMRK) a world leader in designing, manufacturing and marketing HALT (Highly Accelerated Life Testing), HASS (Highly Accelerated Stress Screening) and Electro-Dynamic vibration systems, today announced that its Board of Directors has unanimously adopted a resolution to delist from the Over the Counter Bulletin Board (OTCBB) and to terminate the registration of its common stock under the Securities Exchange Act of 1934. The Company expects to file a form with the Securities and Exchange Commission suspending its SEC reporting obligations effective May 12, 2008.
The Directors determined that any benefits accruing to the Company from being listed and registered are substantially outweighed by the current and increasing regulatory burdens and costs. The resolution cited the burdens on management time, as well as increased costs for outside accounting and legal services caused by rules and regulations required of listed and registered companies. The Directors will make reasonable efforts to have the Company’s shares quoted on the Pink Sheets following such delisting.
The Directors also approved, subject to shareholder approval, an increase in the number of authorized shares of the Company to 60 million, 50 million of which shall be reserved as Common Stock and 10 million of which shall be designated as Preferred Stock. The Directors believe that this increase is necessary in order to allow the Company the option to pursue additional capital raising activities aimed at Company growth.
“The action taken today by the Board will allow us to focus all of our financial and managerial resources on serving our customers, growing our business, and creating long-term shareholder value.” stated Andy Drenick, President and CEO. Mr. Drenick continued “We intend to maintain auditable financial information that can be used if, in the future, we elect to re-register our shares, make an acquisition, or sell or merge the Company.”
This decision is consistent with the Company’s Press Release dated March 31, 2008, wherein it stated that voluntary delisting was being considered.
Qualmark Corporation, headquartered in Denver, Colorado is the leader in designing, marketing, and manufacturing accelerated life-testing systems (HALT and HASS) providing the world’s largest corporations with solutions that improve product reliability and allow them to get to market faster. The Company has installed more than 600 of its proprietary testing systems in 35 countries. The Company operates and partners with ten testing facilities worldwide.
The Company also offers electrodynamic vibration solutions through its subsidiary, Ling Electronics.
Ling Electronics, headquartered in West Haven, Connecticut is the leader in supplying electrodynamic systems, components, and service to the worldwide vibration test equipment market.

The statements included in this press release concerning predictions of economic performance and management’s plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences are detailed in the Company’s Securities and Exchange Commission filings, including its Annual Report on Form 10-K filed today, March 31, 2008, and include but are not limited to downturns in the Company’s primary markets; variability of order flow, future economic conditions; competitive products and pricing; new product development; disruptions in the Company’s operations from acts of God or extended maintenance; transportation difficulties; or the delivery of product under existing contracts and other factors.
Contact:
Qualmark Corporation
Anthony Scalese, CFO
303-254-8800
Internet: www.qualmark.com
Investor Relations
Andrew Barwicki, 516-662-9461
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